Exhibit 99.1

Ditech Networks Reports Fiscal 2009 First Quarter Financial Results

Mountain View, California, Thursday, Aug. 21, 2008 - Ditech Networks (Nasdaq: DITC), a leading provider of voice quality solutions to the world’s communications industry, today reported financial results for its fiscal 2009 first quarter. Revenue for the first quarter was $4.5 million, a decrease of $9.5 million, or 68%, from revenue of $14.0 million in the same quarter of the prior fiscal year.  The revenue was in line with the company’s preliminary announcement of August 6, 2008.

GAAP net loss for the fiscal 2009 first quarter was $7.0 million as compared to GAAP net loss of $1.0 million in the same quarter of the prior fiscal year.

“We are impacted by the slowdown in spending across the telecom industry, as well as by our continuing challenges to bring large deals to timely closure,” said Todd Simpson, president and CEO of Ditech Networks. “Meanwhile, we continue to invest in both market and product diversification, and a good example of that is our recent announcement to license our voice quality algorithms.”

Ditech Networks will discuss its fiscal 2009 first quarter financial results and its outlook in today’s conference call (see details in this release).

First quarter Fiscal 2009 GAAP Results

•                  Net loss for the first quarter of fiscal 2009 of $7.0 million compared to net loss of $1.0 million in the same quarter in the prior fiscal year.

•                  Fully diluted net loss per share of $0.27, compared to fully diluted net loss per share of $0.03 in the same quarter in the prior fiscal year.

First quarter Fiscal 2009 Non-GAAP Results

•                  Non-GAAP net loss for the first quarter of fiscal 2009 of $6.3 million compared to non-GAAP net loss of $0.1 in the prior fiscal year.

•                  Non-GAAP fully diluted net loss per share of $0.24, compared to non-GAAP fully diluted net loss per share of $0.00 in the prior fiscal year.

A reconciliation of the non-GAAP to GAAP financial measures presented above is included at the end of this press release. These non-GAAP financial measures exclude the effect of stock-based compensation expense, the expense related to amortization of intangible assets and the tax effects of the excluded amounts.

Second Quarter Fiscal 2009 GAAP Outlook

Based upon expected bookings, timing of shipments and deferred revenues, Ditech Networks expects second quarter of fiscal 2009 revenue to be modestly better than the first quarter levels. As a function of Ditech’s bookings pipeline, customer and product mix and opportunities, Ditech Networks expects gross margins to approximate first quarter levels in the 50% range.

Ditech Networks expects operating expenses, including an estimated $0.7 million of stock-based compensation and acquisition related expenses, and approximately $1.2 million in restructuring and severance costs, to increase marginally to approximately $9.0 - $9.5 million.

Conference Call

Ditech will host a quarter-end conference call at 4:30 PM Eastern time (1:30 PM Pacific time) today to review its Fiscal 2009 first quarter performance and its outlook for the coming quarter. Any member of the public can listen to the conference call by calling the following number: +1 (612) 332-0637. The conference call will also be broadcast live over the Internet and can be accessed by going to either the “Press Room” or “Investors” section of Ditech Networks’ web site home page: http://www.ditechnetworks.com. A replay of the conference call will be available via Ditech Networks’ web site or by calling the digitized replay number at +1 (320) 365-3844. The conference call ID is: 956943. The replay will be available three hours after the call is complete and will remain so until at least Ditech Networks’ subsequent earnings announcement.

About Ditech Networks

Ditech Networks is shaping the future of voice quality through continuous innovation and leadership for the world’s communications companies. Ditech’s voice quality solutions are deployed in wireless and wireline networks to optimize the call experience. By delivering consistent, dependable voice quality, Ditech’s products help global communications companies meet the multiple challenges of service differentiation, network expansion and call capacity. Ditech’s customers include Verizon, Sprint/Nextel, Orascom Telecom, AT&T, China Unicom, Global Crossing and West Corporation. Ditech Networks is headquartered in Mountain View, California. For more information, visit www.ditechnetworks.com.

Forward Looking Statement

The statements in this press release with respect to Ditech Networks’ second quarter fiscal 2009 projected financial results are forward-looking statements.  Actual results could differ materially as a result of numerous risks and uncertainties, including: timing of orders and timely receipt of payments for Ditech Networks’ voice enhancement and echo cancellation equipment, and software licensing is variable and could affect Ditech Networks’ ability to meet revenue expectations; Ditech Networks may be required to take additional reserves; shipment of products and licensing of software Ditech Networks expects to ship and recognize before the end of the second quarter of fiscal 2009 may be delayed or cancelled due to unexpected factors and events affecting its customers; Ditech Networks may experience weakening in demand for its voice and echo cancellation products; component supply problems may occur as a result of factors beyond its control; infrastructure demand could weaken or remain flat due to a weakening in the economy or for other unanticipated reasons; Ditech Networks’ competitors may develop products that compete favorably with Ditech Networks’ products; Ditech Networks has a limited number of customers, the loss of any one which could cause its revenues to decrease materially; inability to successfully convert Ditech Networks’ trials to customer orders could limit revenue; Ditech Networks uses various sales channels and depending on channel, may cause operating expenses to exceed projected levels; Ditech Networks’ ability to pursue revenue growth may require additional spending which may exceed projected operating expenses;  as well as those detailed in the section entitled “Future Growth and Operating Results Subject to Risk” in Ditech Networks’ Annual Report on Form 10-K for the year ended April 30, 2008 (filed July 10, 2008 with the Securities and Exchange Commission).

Use of Non-GAAP Financial Information

Ditech Networks provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results and in particular, making comparisons to similar companies, may be enhanced by providing additional measures used by management to assess operating results. Internally, Ditech Networks uses calculations of: (i) non-GAAP gross profit and gross margin, which represents gross profit and gross margin excluding the effect of stock-based compensation expense; (ii) non-GAAP operating expenses, which represent operating expenses excluding the effect of stock-based compensation expense and, in the case of total operating expenses, expense related to amortization of intangible assets; (iii) non-GAAP pre-tax income (loss)and non-GAAP net income (loss), which represents pre-tax income (loss) and net income (loss) excluding the effect of stock-based compensation expense,  expense related to the amortization of intangible assets, and the related tax expense; and (iv) non-GAAP basic and diluted net income (loss) per share, which represents basic and diluted net income (loss) per share excluding the effect of stock-based compensation expense, expense related to the amortization of intangible assets, and the related tax expense.

The non-GAAP financial measures contained in this release are included with the intention of providing investors additional understanding of Ditech Networks’ operational results and trends, but should only be used in conjunction with results reported in accordance with GAAP.

Ditech Networks believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding Ditech Networks’ financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

2) Since Ditech Networks has historically reported non-GAAP results to the investment community, Ditech Networks believes the inclusion of non-GAAP numbers provides consistency and enhances investors’ ability to compare Ditech Networks’ performance across financial reporting periods;

3) These non-GAAP financial measures are employed by Ditech Networks’ management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting; and

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in Ditech Networks’ industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of Ditech Networks’ performance.

As stated above, Ditech Networks presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for Ditech Networks’ GAAP results. In the future, Ditech Networks expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

•                  Ditech Networks’ stock option and stock purchase plans are important components of incentive compensation arrangements and will be reflected as expenses in Ditech Networks’ GAAP results for the foreseeable future under SFAS 123R.

•                  Amortization of intangibles, though not directly affecting Ditech Networks’ current cash position, represents the loss in value as the technology in Ditech Networks’ industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining Ditech Networks’ current technological position in the company’s competitive industry which is addressed through the company’s research and development program. .

•                  Other companies, including other companies in Ditech Networks’ industry, may calculate non-GAAP financial measures differently than the company, limiting their usefulness as a comparative measure.

Press Contact:	Investor Contact:
Rob Adler	Bill Tamblyn
415 984 1970	650-623-1309

Ditech Networks is a trademark or registered trademark of Ditech Networks, Inc.

Ditech Networks, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	July 31, 2008	April 30, 2008

Assets
Cash, cash equivalents and investments	$60,099	$65,661
Accounts receivable, net	3,889	5,294
Inventories	13,474	13,692
Property and equipment, net	5,099	5,493
Purchased intangibles	115	139
Other assets	1,014	851
Total Assets	$83,690	$91,130

Liabilities and Stockholders’ Equity
Accounts payable	$1,851	$2,130
Accrued expenses	3,997	5,447
Deferred revenue	1,303	1,274
Income taxes payable	250	229

Total Liabilities	7,401	9,080

Stockholders’ equity	76,289	82,050

Total Liabilities and Stockholders’ Equity	$83,690	$91,130

Ditech Networks, Inc.

Consolidated Statements of Operations

For the Three Month Periods Ended July 31, 2008 and 2007

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended July 31,
	2008	2007

Revenue	$4,532	$14,022

Cost of goods sold	2,369	4,683

Gross profit	2,163	9,339

Operating expenses:
Sales and marketing	3,566	5,292
Research and development	3,427	5,051
General and administrative	2,055	2,498
Amortization of purchased intangibles	24	246

Total operating expenses	9,072	13,087

Loss from operations	(6,909)	(3,748)

Other income, net	(78)	1,646

Loss before provision (benefit) for income taxes	(6,987)	(2,102)

Provision (benefit) for income taxes	39	(1,099)

Net loss	$(7,026)	$(1,003)

Basic net loss per share:	$(0.27)	$(0.03)
Diluted net loss per share	$(0.27)	$(0.03)

Weighted shares used in per share calculation:
Basic	26,037	32,921
Diluted	26,037	32,921

Stock-based compensation expense allocated by function was as follows:
Cost of goods sold	$95	$119
Sales and marketing	143	601
Research and development	230	447
General and administrative	228	200
Total	$696	$1,367

Ditech Networks, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

For the Three Month Periods Ended July 31, 2008 and 2007

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended July 31,
	2008	2007

GAAP gross profit	$2,163	$9,339
Add back stock-based compensation	95	119
Non-GAAP gross profit	$2,258	$9,458

GAAP gross margin	47.7%	66.6%
Add back stock-based compensation	2.1%	0.9%
Non-GAAP gross margin	49.8%	67.5%

GAAP sales and marketing expense	$3,566	$5,292
Deduct stock-based compensation	(143)	(601)
Non-GAAP sales and marketing expense	$3,423	$4,691

GAAP research and development expense	$3,427	$5,051
Deduct stock-based compensation	(230)	(447)
Non-GAAP research and development expense	$3,197	$4,604

GAAP general and administrative expense	$2,055	$2,498
Deduct stock-based compensation	(228)	(200)
Non-GAAP general and administrative expense	$1,827	$2,298

GAAP total operating expenses	$9,072	$13,087
Deduct:
Stock-based compensation expense	(601)	(1,248)
Amortization of purchased intangibles	(24)	(246)
Non-GAAP total operating expenses	$8,447	$11,593

GAAP loss from operations	$(6,909)	$(3,748)
Addback stock-based compensation expense and amortization of purchased intangibles	720	1,613
Non-GAAP loss from operations	$(6,189)	$(2,135)

GAAP loss before provision for income taxes	$(6,987)	$(2,102)
Addback stock-based compensation expense and amortization of purchased intangibles	720	1,613
Non-GAAP loss before provision (benefit) for income taxes	$(6,267)	$(489)

GAAP provision (benefit) for income taxes	$39	$(1,099)
Addback tax valuation allowance and the tax impact of eliminating stock-based compensation expense and amortization of purchased intangibles	—	688
Non-GAAP provision (benefit) for income taxes	$39	$(411)

GAAP net loss	$(7,026)	$(1,003)

Addback stock-based compensation expense, amortization of purchased intangibles, and adjustment to tax provision	720	925
Non-GAAP net loss	$(6,306)	$(78)

GAAP diluted net loss per share	$(0.27)	$(0.03)

Addback stock-based compensation expense, amortization of purchased intangibles, and adjustment to tax provision	0.03	0.03
Non-GAAP diluted net loss per share	$(0.24)	$0.00

Shares used in computing net loss per share
Diluted-GAAP	26,037	32,921
Diluted-Non-GAAP	26,037	32,921